Exhibit 99.1

FOR IMMEDIATE RELEASE

Akamai Announces $11.6 Billion Multi-year Agreement with Anthropic to Support Growing Demand

•	Anthropic to leverage Akamai Cloud’s distributed infrastructure and software to support CPU workload growth at scale

•	The transaction provides for the potential expansion of the relationship by up to an additional $9 billion, which represents a total potential commitment of approximately $20 billion

•

Akamai has issued a warrant to Anthropic, the continued vesting of which is tied to the successful expansion of the relationship, for up to approximately 5% of Akamai’s common stock outstanding. A portion of the warrant representing approximately 2% of Akamai’s common stock outstanding is expected to vest in connection with today’s announced commitment

CAMBRIDGE, Mass., Sept. 24, 2026 — Akamai Technologies, Inc. (NASDAQ: AKAM), today announced a significantly expanded relationship with Anthropic for $11.6 billion of contractual commitment over seven years. The multi-year commitment will support Anthropic’s accelerating CPU workload demands by leveraging Akamai Cloud’s distributed AI infrastructure and software.

The deal adds to the more than $2.8 billion in multi-year Cloud Infrastructure Services (CIS) commitments across Akamai’s customer base previously announced this year. These agreements underscore a growing demand for Akamai to enable customers to build, deploy and operate AI workloads at scale.

As part of the increased strategic alignment between Akamai and Anthropic, Akamai has issued a warrant to Anthropic for the purchase of non-voting convertible Series B Preferred Stock representing 7.7 million shares of Akamai’s common stock on an as-converted basis, or up to approximately 5% of Akamai’s common stock outstanding, at an exercise price of $111.33 per share of common stock. A portion of the warrant representing approximately 2% of Akamai’s common stock outstanding is expected to vest in connection with today’s announced $11.6 billion commitment. The remaining approximately 3% would vest throughout the successful expansion of the commitment up to an additional $9 billion within the seven-year term of the warrant. Each additional $3 billion purchase of cloud services, at mutually agreed upon terms, will result in the vesting of approximately 1% of Akamai’s common stock outstanding.

“Anthropic is advancing the AI revolution and we are thrilled they chose Akamai’s capabilities for building and operating AI infrastructure at scale,” said Dr. Tom Leighton, co-founder and CEO, Akamai. “Akamai has an unparalleled reputation for helping our customers achieve their business-critical goals and build the future. Our expanding global footprint, combined with our years of experience serving the world’s largest enterprises, positions us to be the infrastructure provider for secure and responsible AI applications and workloads.”

Akamai Cloud supports a continuum of compute from core to edge, with a vastly distributed network spanning thousands of points of presence. The platform is built with diversified hardware to enable customers to build and run applications and optimize how they are served to their users and agents. Akamai’s global infrastructure enables the full lifecycle of applications in the AI era, and ensures they are fast, reliable and secure.

Total capital expenditures related to today’s $11.6 billion commitment are estimated to be approximately $5.5 billion. Akamai anticipates no impact to the company’s 2026 revenue guidance, and an increase of approximately $1.7 billion in capital expenditures in 2026 to secure and pre-purchase critical supply chain components, including memory.

The company will host a conference call today at 5:30 p.m. Eastern Time. The call can be accessed via 1-833-634-5020 (or 1-412-902-4238 for international calls) and using passcode Akamai Technologies Call. A live webcast of the call may be accessed at www.akamai.com in the Investor Relations section. In addition, a replay of the call will be available for two weeks following the conference by calling 1-855-669-9658 (or 1-412-317-0088 for international calls) and using passcode 2566572. The archived webcast of this event may be accessed through the Akamai website.

About Akamai

Akamai is the cloud company that powers and protects an AI-driven world. Our cloud platform extends high-performance cloud computing from the core to the edge, enabling organizations to build and scale next-generation AI applications while delivering comprehensive, multi-layered security to safeguard enterprises against evolving cyber threats. Learn more at akamai.com and akamai.com/blog, or follow Akamai Technologies on X and LinkedIn.

Akamai Statement Under the Private Securities Litigation Reform Act

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and the future results of Akamai. All statements other than statements of historical facts are statements that could be deemed forward-looking statements. Such forward-looking statements include, but are not limited to, statements about Akamai’s capabilities, the expected benefits of the transaction to Akamai, the potential impact of the issuance of the warrant, the potential expansion of the relationship between Akamai and Anthropic and the impact of the transaction on Akamai’s financial condition and financial guidance. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of Akamai’s management as of the date hereof based on information currently available to Akamai’s management. Use of words such as “believes,” “could,” “expects,” “anticipates,” “intends,” “plans,” “seeks,” “projects,” “estimates,” “should,” “would,” “forecasts,” “if,” “continues,” “goal,” “likely,” “may,” “will,” variations of such words or similar expressions are intended to identify a forward-looking statement. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions. Actual results may differ materially from the forward-looking statements Akamai makes as a result of various factors, including, but not limited to: Akamai being unable to achieve the anticipated benefits of the transaction; Akamai’s capabilities failing to meet expectations, including due to defects, security breaches, delays in performance or other similar problems; effects of competition, including pricing pressure, data center capacity and changing business models; impact of macroeconomic trends, including economic uncertainty, turmoil in the financial services industry, the effects of inflation, rising and fluctuating interest rates, foreign currency exchange rate fluctuations, securities market volatility and monetary supply fluctuations; potential cash flow constraints and the ability to raise capital; continuing supply chain and logistics costs, constraints, changes or disruptions; defects or disruptions in Akamai’s products or IT systems, including cyber-attacks, data breaches or malware; changes to economic, political and regulatory conditions in the United States or internationally; and other factors that are discussed in the company’s most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and other documents filed with the Securities and Exchange Commission. Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Akamai disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Contacts:
Johanna Schmitt	Mark Stoutenberg
Media Relations	Investor Relations
Akamai Technologies	Akamai Technologies
AkamaiPR@akamai.com	mstouten@akamai.com